UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)              July 2, 2009

UMH Properties, Inc.

(Exact name of Registrant as specified in its charter)

MARYLAND                         001-12690                22-1890929

(State or other jurisdiction     (Commission        (IRS Employer

                    of incorporation)               File Number)            Identification Number)

Juniper Business Plaza, 3499 Route 9N, Suite 3C, Freehold, NJ    07728

(Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code         (732) 577-9997

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[  ] Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 142-12 under the Exchange Act (17 CFR 240.14a-12

[  ] Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events.

On July 2, 2009, the Company issued a press release announcing that the Board of Directors of UMH Properties, Inc. renewed its approval of a share repurchase program that authorizes the Company to purchase up to $10 million in the aggregate of the Company’s common stock.  The Board initially approved a share repurchase program on June 17, 2008.  To date, no shares have been repurchased.

The share repurchase program is intended to be implemented through purchases made from time to time using a variety of methods, which may include open market purchases, privately negotiated transactions or block trades, or by any combination of such methods, in accordance with applicable insider trading and other securities laws and regulations.

The size, scope and timing of any purchases will be based on business, market and other conditions and factors, including price, regulatory and contractual requirements or consents, and capital availability.

The repurchase program does not require the Company to acquire any particular amount of common stock, and the program may be suspended, modified or discontinued at any time at the Company’s discretion without prior notice.  Shares of stock repurchased under the program will be held as treasury shares.

A copy of the Company’s press release announcing these matters is attached to this Current Report on Form 8-K as Exhibit 99.

Item 9.01

Financial Statements and Exhibits.

(c)  Exhibits.

99  Press Release dated July 2, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                UMH Properties, Inc.

                               By:   /s/   Anna T. Chew

                                Name:  ANNA T. CHEW

                                Title:  Vice President and Chief Financial Officer

     Date        July 2, 2009